Exhibit 99.1

REMSLEEP HOLDINGS, INC. ISSUES STATEMENT

CLARIFYING UNAUTHORIZED TWITTER POST AND ACCOUNT

Tampa FL, January 27, 2020. REMSleep Holdings, Inc. (OTC: RMSL) (the “Company”) has become aware of an unauthorized Twitter post incorrectly stating that the Company does not have any notes outstanding. Although the three 12% $35,000 convertible promissory notes issued by the Company on May 3, 2019 have been fully converted into common stock and are no longer outstanding, the Company’s three 12% $55,0000 convertible promissory notes issued by the Company on October 4, 2019 remain outstanding and due on July 4, 2020, if not paid or converted into common stock prior the maturity date in accordance with their terms.

The Company also wants to notify stockholders that it does not currently have any social media accounts but is in the process of establishing an official Twitter page. The Company will issue a press release with the name of its Twitter page once it has been established.

The Company encourages those interested in the Company to rely solely on information included in Company’s filings with the U.S. Securities and Exchange Commission through the SEC EDGAR Database at www.sec.gov and filings with and press releases posted by the Company on the OTC Markets Group website.

The Company responds from time to time to inquiries from shareholders, potential investors, investment analysts, and journalists on a regular basis. However, to the Company's knowledge, neither the Company, nor any of its officers and directors have directly been involved with the creation or distribution of promotional materials and newsletters that make exaggerated or misleading claims related to the Company and its securities.

Forward-looking Statements. This press release may contain forward-looking statements regarding Company. All statements, other than statements of historical fact included herein, are "forward-looking statements" including statements regarding the Company’s future prospects and risks in investing in Company’s common stock. These statements are based upon the Company's current expectations and speak only as of the date hereof. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those risk factors stated in reports filed with the U.S. Securities and Exchange Commission or “SEC” on its EDGAR website (URL: www.sec.gov).